                                                                 EXHIBIT 10.02

                          [WABASH NATIONAL LETTERHEAD]

July 1, 2002

Derek L. Nagle
12813 Flushing Meadows Drive
St. Louis, MO 63131

Dear Derek

          On behalf of Wabash National Corporation I want to thank you for your past service as Senior Vice President, President - North American Trailer Centers, Inc. and your commitment to remain in that position through the end of the year. You have indicated that you intend to step down from your position with the Company at year end. In exchange for, and conditioned on, your commitment to remain with Wabash through December 31, 2002, we have agreed that upon the conclusion of your employment relationship with Wabash at December 31, 2002, assuming you remain in good standing through that date, you will be entitled to certain severance benefits. By countersigning this letter, you agree with Wabash that, subject to the terms of this letter, following completion of your employment relationship on December 31, 2002 you will receive severance benefits as if the conclusion of your employment were deemed to have been pursuant to Section 2(a) of the Severance Agreement between you and Wabash dated May 6, 2002 (the "Severance Agreement"), subject to the terms and conditions of the Severance Agreement.

          All benefits under the Severance Agreement are, of course, conditioned upon your execution of the waiver and release agreement attached to your Severance Agreement as Exhibit A, prior to December 31, 2002, to your remaining an employee of the Company in good standing through that date and to there not being any basis for a termination for "Cause" prior to December 31, 2002.

          If the terms of this letter agreement reflect your understanding of the agreement between you and Wabash, please countersign and return a copy of this letter to my attention.

                                        Sincerely,

                                        /s/ WILLIAM P. GREUBEL
                                        ----------------------
                                        William P. Greubel
                                        President and CEO

Agreed:

/s/ DEREK L. NAGLE
------------------
Derek L. Nagle

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                               SEVERANCE AGREEMENT


          This SEVERANCE AGREEMENT (the "Agreement") is dated as of May 6, 2002, between Wabash National Corporation (the "Company") and Derek L. Nagle (the "Employee").

          WHEREAS, the Employee serves as Senior Vice President, President - North American Trailer Centers, Inc., and in that role has been and is expected to continue to be important in developing and expanding the business and operations of the Company and possesses valuable knowledge and skills with respect to such business; and

          WHEREAS, the Board of Directors of the Company (the "Board) believes that it is in the best interests of the Company to encourage the Employee's continued employment with and dedication to the Company; and

          WHEREAS, the Compensation Committee of the Board has adopted a policy which authorizes the Company to enter into this Agreement with the Employee; and

          WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the payment of compensation to the Employee in the event of a termination of the Employee's employment during the term of this Agreement.

          NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements of the parties contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

          1. TERM. The initial term of this Agreement shall be for a period commencing on May 6, 2002 and will remain in effect until May 6, 2004. This Agreement may be renewed by written agreement of the parties. References herein to the term of this Agreement shall include the initial term and any additional period for which this Agreement is extended or renewed.

          2. TERMINATION OF EMPLOYMENT. Subject to the terms of this Agreement, the Employee shall be entitled to receive severance payments from the Company for services previously rendered to the Company and its affiliates in the event the Employee's employment is terminated by the Company other than for Cause (as defined in Section 7) or by the Employee for Good Reason (as defined in Section 8). "Date of Termination" means the Employee's date of termination of employment with the Company and its affiliates.

          (a)  GOOD REASON; OTHER THAN FOR CAUSE.

               If, during the term of this Agreement the Company terminates the Employee's employment other than for Cause or the Employee terminates employment with the Company for Good Reason:

               (i) the Company shall pay to the Employee the following amounts, subject to the execution by the Employee of a waiver and release agreement, substantially in the form attached hereto as Exhibit A, in favor of the Company and its affiliates:

                    A. the sum of (1) the Employee's Annual Base Salary (as defined in Section 6) through the Date of Termination to the extent not theretofore paid and (2) any accrued vacation pay, to the extent not theretofore paid, (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the "Accrued Obligations") in a lump sum in cash within 30 days of the Date of Termination; and

                    B. an amount equal to 1.5 times the sum of: (x) the Employee's Annual Base Salary and (y) the Target Bonus. This amount is to be paid in substantially equal proportionate installments in accordance with the Company's normal payroll practices, commencing with the first payroll period in the month following the month in which the Date of Termination occurs, for a period of one and one-half years.

               (ii) for one and one-half year after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide at Company expense benefits to the Employee and/or the Employee's family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer employees of the Company and its affiliated companies, as if the Employee's employment had not been terminated; provided, however, that if the Employee becomes reemployed with another employer and is eligible to receive medical or other welfare

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

     benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and

               (iii) the Company shall, at its sole expense as incurred, provide the Employee with outplacement services the scope and provider of which shall be at the highest level provided by the Company to its peer employees.

          (b) CAUSE: OTHER THAN FOR GOOD REASON. If the Employee's employment is terminated for Cause during the term of this Agreement, this Agreement shall terminate without further obligations to the Employee, other than the obligation to pay to the Employee his Accrued Obligations to the extent theretofore unpaid. If the Employee voluntarily terminates employment during the term of this Agreement, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Employee, other than for Accrued Obligations through the Date of Termination.

          3.   EFFECT ON OPTION AND RESTRICTED AGREEMENTS. Immediately prior to
(i) a termination of the Employee's employment during the term of this Agreement that is subject to Section 2(a) hereof, all stock option and restricted stock grants made to the Employee by Company which are outstanding at the time of such event shall become fully vested. In addition, the Employee shall have until the earlier of (i) two years following the Date of Termination and (ii) the expiration date of the options to exercise the outstanding options. This Agreement is intended to amend all stock option and restricted stock grants previously awarded to the Employee to accelerate vesting and to provide an extended exercise period as described above to the extent that the terms of the grants are inconsistent with this Section 3.

          4. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. In the event that it is determined that any payment or distribution of any type to or for the benefit of the Employee made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company's assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (an "Excise Tax Restoration Payment") in an amount that shall fund the payment by the Employee of any

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Excise Tax on the Total Payments as well as all income taxes imposed on the
Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration or any Excise Tax.

          5.   AGREEMENTS OF EMPLOYEE AND COMPANY

               (a) CONFIDENTIAL INFORMATION. The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by the Employee during the Employee's employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement). After termination of the Employee's employment with the Company, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

               (b) NO DISPARAGEMENT. The Employee and the Company agree that, subsequent to the effective date of this Agreement, they will not make any disparaging or derogatory remarks or comments about the other, and the Employee agrees that he shall not make any disparaging or derogatory remarks or comments about the Company's current and former officers, directors, shareholders, principals, attorneys, agents or employees, or his employment with the Company.

               (c) COOPERATION. In the event that the Company is involved in any investigation, litigation, or administrative proceeding subsequent to the effective date of this Agreement, the Employee agrees that, upon request, he will provide reasonable cooperation to the Company and its attorney in the prosecution or defense of any investigation, litigation, or administrative proceeding, including participation in interviews with the Company's attorneys, appearing for depositions, testifying in administrative or judicial proceedings, or any other reasonable participation necessary for the prosecution or defense of any subject investigation, litigation, or administrative proceeding. The Company agrees to reimburse the Employee for reasonable expenses in participating in the prosecution or defense of any investigation, litigation or administrative proceeding.

               (d) RETURN OF PROPERTY. The Employee agrees that upon his separation of employment from the Company that he will surrender to the Company all Company property, including, but not limited to, any and

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confidential information, licenses, trademarks, patents, in written, electronic or other tangible form. In addition, the Employee agrees to return any and all computer equipment with passwords, Company issued credit, security, identification, or telephone cards, with passwords, and all other Company owned property and keys, contemporaneously with providing the proper means for accessing the property.

          6. DEFINITION OF "ANNUAL BASE SALARY" AND "ANNUAL BONUS". Annual base salary ("Annual Base Salary") means the greater of (a) the annual base salary payable to the Employee by the Company and its affiliates as of the Date of Termination or (b) the amount equal to the Employee's annual base salary payable to the Employee by the Company and its affiliates as of the date of this Agreement. Annual bonus (the "Annual Bonus") means the annual bonus that would be payable to the Employee as of the Date of Termination if all performance targets under the Company's bonus plan with respect to such Employee were met.

          7. DEFINITION OF "CAUSE". For purposes of this Agreement, "Cause" for termination of the Employee's employment by the Company hereunder shall be deemed to exist if (a) the Employee is found guilty by a court of having committed fraud or theft against the Company or having committed a felony involving moral turpitude; (b) the Employee is found guilty by a court of having committed a crime involving moral turpitude; (c) in the reasonable judgment of the Board, the Employee has compromised trade secrets or other similarly valuable proprietary information of the Company; or (d) in the reasonable judgment of the Board, the Employee has engaged in gross misconduct that causes material harm to the business and operations of the Company or any of its affiliated companies, the continuation of which will continue to materially harm the business and operations of the Company or any of its affiliated companies in the future.

          8. DEFINITION OF "GOOD REASON". "Good Reason" shall mean, without the consent of the Employee, any of the following: (1) any proposed reduction in the Employee's base salary, fringe benefits or bonus eligibility, except, in the case of fringe benefits or bonus eligibility, in connection with a reduction in such compensation generally applicable to peer employees of the Company; (2) the Employee has his responsibilities or areas of supervision with the Company substantially reduced; (3) the Employee has his responsibilities or areas of supervision with the Company substantially increased without an appropriate increase in Employee's compensation; or (4) the Employee is required to move his office more than 50 miles outside the metropolitan area in which the office of the Employee was located immediately prior to the move.

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

          9. EXPENSES. The Company shall pay any and all reasonable legal fees and expenses incurred by the Employee in seeking to obtain or enforce, by bringing an action against the Company, any right or benefit provided in this Agreement if the Employee is successful in whole or in part in such action.

          10. WITHHOLDING. Notwithstanding anything in this Agreement to the contrary, all payments required to be made by the Company hereunder to the Employee or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for the payment of taxes and any withholdings as required by law, provided that the Company is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied.

          11. NO DUTY TO MITIGATE. The Employee's payments received hereunder shall be considered severance pay in consideration of past service, and pay in consideration of continued service from the date hereof and entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment.

          12. AMENDMENTS OR ADDITIONS; ACTION BY BOARD OF DIRECTORS. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties hereto. The prior approval by the Board shall be required in order for the Company to authorize any amendments or additions to this Agreement.

          13. GOVERNING LAW. This Agreement shall be governed by the laws of United States to the extent applicable and otherwise by the laws of the State of Indiana, excluding the choice of law rules thereof.

          14. ASSIGNMENT. The rights and obligations of the Company under this Agreement shall be binding upon its successors and assigns and may be assigned by the Company to the successors in interest of the Company. The rights and obligations of the Employee under this Agreement shall be binding upon his heirs, legatees, personal representatives, executors or administrators. This Agreement may not be assigned by the Employee, but any amount owed to the Employee upon his death shall inure to the benefit of his heirs, legatees, personal representatives, executors, or administrators.

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          15.  NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy, or telex, addressed as follows:

          If to the Company:

          Wabash National Corporation
          1000 Sagamore Parkway
          Lafayette, Indiana 47903

          Attn: V.P. Human Resources
          Fax: 765/446-1855

          If to the Employee:

          Derek L. Nagle



or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          16. OTHER AGREEMENTS. This Agreement may not constitute the entire agreement between the parties hereto providing for severance payments in connection with a termination of employment; provided, however, that if the Employee is entitled to severance payments pursuant to this Agreement and pursuant to any other oral or written agreements, commitments or understandings calling for severance payments in connection with a termination of employment, the severance payments paid to the Employee by the Company in connection with such termination of employment shall be limited to the greater of (i) severance payments provided pursuant to this Agreement or (ii) severance payments provided by the Company pursuant to such other oral or written agreements, commitments or understandings.

          17. SEVERABILITY. If any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in


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

any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, or have caused this Agreement to be executed and delivered, to be effective as of May 6, 2002.


                                        WABASH NATIONAL CORPORATION


Date:    5/6/02                         By: /s/ John T. Hackett
     ---------------                        -----------------------------
                                        Name:  John T. Hackett
                                        Title: Director, Chairman of the Board



                                    EMPLOYEE



Date:    5/29/02                            /s/ Derek L. Nagle
     ---------------                    ---------------------------------


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
                                   EXHIBIT A:
                      FORM OF WAIVER AND RELEASE AGREEMENT

          In consideration of the severance pay provided to me by Wabash National Corporation ("Wabash"), which severance pay is described in the Severance Agreement between me and the Company effective May 6, 2002 (the "Severance Payment") and is a payment I would not be entitled to without entering into this Waiver and Release Agreement, I voluntarily enter into this Waiver and Release Agreement. More specifically, the Severance Payment that is the consideration for this Waiver and Release Agreement is a payment of ____________ representing the entire Severance Payment.

          I, on my own behalf and on behalf of my heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably release, waive and forever discharge Wabash and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of Wabash and its affiliates, parents, successors, predecessors, and subsidiaries (collectively all of the forgoing are referred to as the "Employer"), from any and all causes of action, claims and damages, including attorneys' fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of my signing of the Waiver and Release Agreement, concerning my employment or separation from employment. This release includes, but is not limited to, any claim or entitlement to salary, bonuses, any other payments, benefits or damages arising under any federal law (including but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, and the Family and Medical Leave Act, each as amended); any claim arising under any state or local ordinances or regulations, and any claim arising under any common law principle or public policy, including but not limited to all suits in tort or contract, such as, wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium.

          I understand that by signing this Waiver and Release Agreement I am not waiving any claims or administrative charges which cannot be waived by law. I am waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission (the "EEOC") pursue any claim on my behalf arising out of or related to my employment with and/or separation from employment with the Employer.

          I further agree, without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims

                                       9
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of any type lawfully and validly released in this Waiver and Release Agreement.
If I sue in violation of the preceding sentence of this Waiver and Release Agreement, I will (1) pay all costs and expenses incurred by the Employer in defending against a suit or enforcing this Waiver and Release Agreement, including litigation and court costs, expenses and reasonable attorneys' fees, and (2) I will repay the Severance Payment I received in consideration for this Waiver and Release Agreement.

          I am signing this Waiver and Release Agreement knowingly and voluntarily. I acknowledge that:

     (1) I am hereby advised in writing to consult an attorney before signing this Waiver and Release Agreement;

     (2) I have relied solely on my own judgment and/or that of my attorney regarding the consideration for and the terms of this Waiver and Release Agreement and am signing this Waiver and Release Agreement knowingly and voluntarily of my own free will;

     (3) I am not entitled to the Severance Payment amount unless I agree to and honor the terms of this Waiver and Release Agreement.

     (4) I have been given at least twenty one (21) days to consider this Waiver and Release Agreement;

     (5) I may revoke this Waiver and Release Agreement within seven (7) days after signing it by submitting a written notice of revocation to Wabash to the Vice President Human Resources, WABASH NATIONAL CORPORATION, P.O. Box 6129, Lafayette, IN 47903 prior to 5:00 pm on the seventh day after signing it. I further understand that this Waiver and Release Agreement is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if I revoke this Waiver and Release Agreement, I will not receive any Severance Payment. THIS WAIVER AND RELEASE AGREEMENT DOES NOT BECOME EFFECTIVE UNTIL THE EXPIRATION OF THE SEVEN DAY PERIOD;

     (6) I have read and understand the Waiver and Release Agreement and further understand that it includes a general release of any and all known and unknown, foreseen or unforeseen, claims presently asserted or otherwise arising through the date of my signing of this Waiver and Release Agreement that I may have against the Employer; and


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

     (7) I understand that this Waiver and Release Agreement does not waive any age discrimination claims that may arise after the effective date of this Waiver and Release Agreement.

     (8) No statements or conduct by the Employer have in any way coerced or unduly influenced me to execute this Waiver and Release Agreement.

          I represent and promise that prior to the execution of this Waiver and Release Agreement I have surrendered to the Company all Company property, including, but not limited to, any and confidential information, licenses, trademarks, patents, in written, electronic or other tangible form. In addition, I have returned any and all computer equipment with passwords, Company issued credit, security, identification, or telephone cards, with passwords, and all other Company owned property and keys, contemporaneously with providing the proper means for accessing the property

          I further agree that I will not make any disparaging or derogatory remarks or comments about the Company or the Company's current and former officers, directors, shareholders, principals, attorneys, agents or employees, or my employment with the Company.

          I further acknowledge that there are no other agreements of any nature between the Employer and me with respect to the matters discussed in this Waiver and Release Agreement, except as expressly stated herein, and that in signing this Waiver and Release Agreement, I am not relying on any agreements or representation, except those expressly contained in this Waiver and Release Agreement and the Severance Agreement.

          I further acknowledge and agree that if any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release Agreement shall continue in full force and effect.

          This Waiver and Release Agreement is deemed made and entered into in the State of Indiana, and in all respects shall be interpreted, enforced and governed under applicable federal law, and in the event that any reference shall be made to state law, the internal laws of the Indiana shall apply. Any disputes under this Waiver and Release Agreement shall be adjudicated by a court of competent jurisdiction in the State of Indiana.

          This Waiver and Release Agreement shall not in any way be construed as an admission by the Company of any liability for any claim or potential claim.

          I understand that, to receive the Severance Payment amount, I must sign and return this Waiver and Release Agreement no sooner than my employment termination date and no later than twenty one (21) days from the date my employment was terminated.


EXECUTED on this ______ day of ________________, 20___ at Lafayette Indiana.


                                                    ----------------------------
                                                           DEREK L. NAGLE

STATE OF ________________


CITY/ COUNTY OF ______________


          The foregoing instrument was acknowledged before me in the indicated jurisdiction this ______ day of ___________________, _____, by Derek L. Nagle.


          My commission expires: ________________




                                                    ----------------------------
                                                           Notary Public




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